EXHIBIT 99.1

LendingClub Reports Fourth Quarter and Full Year 2017 Results
Announces Settlement of Previously Disclosed Class Action Lawsuits and Reaffirms 2018 Guidance

SAN FRANCISCO - February 20, 2018 - LendingClub Corporation (NYSE: LC), America’s largest online marketplace connecting borrowers and investors, today announced financial results for the fourth quarter and full year ended December 31, 2017. The company also provided guidance for the first quarter 2018, reaffirmed its full year 2018 guidance, and announced that it has successfully reached a preliminary settlement of class action lawsuits filed in federal and California state courts arising from legacy issues disclosed by the company in 2016.

Financial highlights for the fourth quarter include:

•	Delivered record revenue, the highest in the company’s history, of $156.5 million, up 20 percent year-over-year.

•	Achieved 23 percent annual growth in originations to over $2.4 billion.

Operational highlights for the fourth quarter include:

•	Launched a new feature to enable borrowers to directly pay off existing credit card debt in order to improve loan performance and financial health for customers.

•	Introduced CLUB Certificates, a first-of-its-kind marketplace lending product that opens up the asset class to new investors.

•	Signed multi-year deals with a loan servicing platform and new partners to drive long-term operating cost efficiencies and increased operational flexibility.

Scott Sanborn, LendingClub CEO said, “2017 was a year of rebuilding and transforming our core business. We returned to growth and materially expanded and diversified our investor base. We’re continuing to invest in our people, technology and products to position us for the years ahead.”

Settlement details:
Yesterday, the parties agreed to a Stipulation of Settlement that will be filed with the court, resulting from mediation efforts that began in November 2017. Details include:

•	$125.0 million agreement, subject to court approval.

•	$47.75 million will be covered by LendingClub’s insurance.

•	The remaining $77.25 million is reflected in the company’s fourth quarter net loss and will be paid from liquid assets of approximately $650 million held at December 31, 2017.

This preliminary settlement will have no material impact on the company’s business operations in 2018. As previously disclosed, LendingClub is still subject to several outstanding legacy issues that will result in elevated legal costs, including ongoing regulatory and government investigations, indemnification obligations and litigation.

Commenting on the preliminary settlement, Sanborn added, “We’re encouraged to have reached an agreement that will put this matter behind us and substantially reduces our financial risk going forward.”

	Three Months Ended			Year Ended December 31,
($ in millions)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Originations	$2,438.3	$2,442.9	$1,987.3	$8,987.2	$8,664.7
Net Revenue	$156.5	$154.0	$130.5	$574.5	$500.8
Consolidated Net Loss	$(92.1)	$(6.7)	$(32.3)	$(154.0)	$(146.0)
Adjusted EBITDA (1)	$19.0	$20.9	$(0.9)	$44.6	$(12.9)

(1)
Adjusted EBITDA is a non-GAAP financial measure. Beginning in the fourth quarter of 2017, adjusted EBITDA excludes legal and regulatory expense of $80.25 million related to outstanding legacy issues. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

Fourth Quarter 2017 Financial Highlights
Commenting on financial results, Tom Casey, LendingClub CFO said, “The underlying financial performance of our business is strong and the investments we’ve made in 2017 position us for growth and expanded Adjusted EBITDA margins in 2018.”

Originations – Loan originations in the fourth quarter of 2017 were $2.44 billion, remaining relatively flat from the third quarter of 2017 and up 23% compared to the same quarter last year.

Net Revenue – Net revenue in the fourth quarter of 2017 was $156.5 million, up 2% from the third quarter of 2017 and up 20% compared to the same quarter last year, driven primarily by a higher volume of loan originations in the fourth quarter of 2017 compared to the same quarter last year. Net revenue as a percent of originations, or revenue yield, was 6.42% in the fourth quarter of 2017.

Consolidated Net Loss – GAAP net loss was $92.1 million for the fourth quarter of 2017, increasing $85.4 million from the third quarter of 2017 and increasing $59.8 million compared to the same quarter last year, driven primarily by the class action litigation settlement expense of $77.25 million during the fourth quarter of 2017.

Adjusted EBITDA (2) – Adjusted EBITDA was $19.0 million in the fourth quarter of 2017, declining $1.8 million from the third quarter of 2017 and improving $19.9 million compared to the same quarter last year.

Earnings Per Share (EPS) – Basic and diluted EPS attributable to LendingClub was $(0.22) for the fourth quarter of 2017, compared to basic and diluted EPS attributable to LendingClub of $(0.02) in the third quarter of 2017 and $(0.08) in the same quarter last year.

Adjusted EPS (2) – Adjusted EPS was $0.01 for the fourth quarter of 2017, compared to adjusted EPS of $0.03 in the third quarter of 2017 and $(0.02) in the same quarter last year.

Cash, Cash Equivalents, Securities Available for Sale and Loans Invested in by the Company – As of December 31, 2017, cash, cash equivalents and securities available for sale totaled $474 million, excluding $45.3 million in securities available for sale subject to regulatory risk retention requirements. As the company continued to build its investor programs, it began using cash to accumulate loans for future transactions. Loans held for sale by the company at the end of the fourth quarter were $236 million.

Outlook
Based on the information available as of February 20, 2018, LendingClub provides the following outlook for the first quarter and full year 2018:

First Quarter 2018
Total Net Revenue in the range of $145 million to $155 million
Net Income (Loss) (3) in the range of $(25) million to $(20) million
Adjusted EBITDA(2)(3) in the range of $5 million to $10 million
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock-based compensation of approximately $19 million, and depreciation and amortization and other net adjustments of approximately $11 million

Full Year 2018
Total Net Revenue in the range of $680 million to $705 million
Net Income (Loss) (3) in the range of $(53) million to $(38) million
Adjusted EBITDA(2)(3) in the range of $75 million to $90 million
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock-based compensation of approximately $77 million, and depreciation and amortization and other net adjustments of approximately $51 million

(2)	Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see discussion below under the heading “Non-GAAP Measures” and the reconciliations at the end of this release.

(3)
Forecasted Net Income (Loss) excludes expenses associated with outstanding legacy issues, as those expenses are neither probable nor estimable at this time. Adjusted EBITDA will also exclude expenses associated with outstanding legacy issues as more fully described in the discussion below under “Non-GAAP Measures.” We will update forecasted Net Income (Loss) as expenses associated with outstanding legacy issues become available.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in LendingClub notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The LendingClub fourth quarter 2017 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, February 20, 2018. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 8062913, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on February 20, 2018, until February 27, 2018, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10116300. LendingClub has used, and intends to use, its investor relations website, Blog (http://

blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
Press@lendingclub.com

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing outstanding legacy issues that will result in elevated legal costs, including ongoing regulatory and government investigations, indemnification obligations and litigation, the impact of depreciation, impairment and amortization in our asset base, other non-operating expenses, and share-based compensation, and tax consequences. We believe adjusted EPS is a useful measure used by investors and analysts in our sector because non-cash items like stock-based compensation and amortization of intangibles can vary significantly due to many factors unrelated to the business.

In the fourth quarter of 2017, the company included a new adjustment for outstanding legacy issues that result in elevated legal costs, including ongoing regulatory and government investigations, indemnification obligations and litigation to calculate adjusted EBITDA. We expect expenses in the future to include resolution of additional matters that arose from legacy management, including indemnification legal expenses paid by the Company for former employees, and settlements of regulatory investigations and examinations. Such legacy expenses incurred prior to the fourth quarter of 2017 were offset by insurance proceeds, resulting in no net impact to earnings in those periods. As such, prior period amounts were not recast for the change in how we calculate adjusted EBITDA.

There are a number of limitations related to the use of these non-GAAP financial measures versus their most comparable GAAP measure. In particular, many of the adjustments to derive the non-GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding borrower and investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,”
“intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; our ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about LendingClub is available in the prospectus for LendingClub’s notes, which can be obtained on LendingClub’s website at https://www.lendingclub.com/info/prospectus.action.

*****

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net revenue:
Transaction fees	$120,697	$101,568	$448,608	$423,494
Investor fees (1)	24,313	26,027	87,108	79,647
Gain (Loss) on sales of loans (1)	10,353	115	23,370	(17,152)
Other revenue (1)	1,366	1,492	6,436	9,478
Net interest income and fair value adjustments:
Interest income	141,471	167,230	611,259	696,662
Interest expense	(122,796)	(164,645)	(571,424)	(688,368)
Net fair value adjustments (1)	(18,949)	(1,265)	(30,817)	(2,949)
Net interest income and fair value adjustments (1)	(274)	1,320	9,018	5,345
Total net revenue	156,455	130,522	574,540	500,812
Operating expenses: (2)
Sales and marketing	60,130	55,457	229,865	216,670
Origination and servicing	23,847	18,296	86,891	74,760
Engineering and product development	37,926	32,522	142,264	115,357
Other general and administrative	48,689	56,740	191,683	207,172
Class action litigation settlement	77,250	—	77,250	—
Goodwill impairment	—	—	—	37,050
Total operating expenses	247,842	163,015	727,953	651,009
Loss before income tax expense	(91,387)	(32,493)	(153,413)	(150,197)
Income tax expense (benefit)	711	(224)	632	(4,228)
Consolidated net loss	(92,098)	(32,269)	(154,045)	(145,969)
Less: Loss attributable to noncontrolling interests	(91)	—	(210)	—
LendingClub net loss	$(92,007)	$(32,269)	$(153,835)	$(145,969)
Net loss per share attributable to LendingClub:
Basic	$(0.22)	$(0.08)	$(0.38)	$(0.38)
Diluted	$(0.22)	$(0.08)	$(0.38)	$(0.38)
Weighted-average common shares – Basic	416,005,213	395,877,053	408,995,947	387,762,072
Weighted-average common shares – Diluted	416,005,213	395,877,053	408,995,947	387,762,072

(1)
In the first quarter of 2017, the Company aggregated the revenue previously reported as “Servicing fees” and “Management fees” into “Investor fees.” This change had no impact to “Total net revenue.” Additionally, in the fourth quarter of 2017, the Company separately reported “Gain (Loss) on sales of loans” and “Net fair value adjustments” from “Other revenue (expense).” These changes had no impact on “Total net revenue.” Prior period amounts have been reclassified to conform to the current period presentation.

(2)	Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Sales and marketing	$1,797	$2,530	$7,654	$7,546
Origination and servicing	985	1,437	4,804	4,159
Engineering and product development	5,046	6,724	22,047	19,858
Other general and administrative	8,463	12,120	36,478	37,638
Total stock-based compensation expense	$16,291	$22,811	$70,983	$69,201

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						December 31, 2017
	Three Months Ended					% Change
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$1,987	$1,959	$2,147	$2,443	$2,438	0%	23%
Net revenue	$130,522	$124,482	$139,573	$154,030	$156,455	2%	20%
Consolidated net loss	$(32,269)	$(29,844)	$(25,444)	$(6,659)	$(92,098)	N/M	185%
Contribution (1) (2)	$60,736	$53,165	$66,028	$75,908	$75,351	(1)%	24%
Contribution margin (1) (2)	46.5%	42.7%	47.3%	49.3%	48.2%	(2)%	4%
Adjusted EBITDA (1) (2)	$(880)	$161	$4,483	$20,895	$19,048	(9)%	N/M
Adjusted EBITDA margin (1) (2)	(0.7)%	0.1%	3.2%	13.6%	12.2%	(10)%	N/M
EPS - diluted	$(0.08)	$(0.07)	$(0.06)	$(0.02)	$(0.22)	N/M	175%
Adjusted EPS - diluted (1)	$(0.02)	$(0.02)	$(0.01)	$0.03	$0.01	(67)%	(150)%
Originations by Investor Type:
Managed accounts	43%	33%	31%	24%	26%
Self-directed	13%	15%	13%	10%	10%
Banks	31%	40%	44%	42%	36%
LendingClub structured programs (3)	—%	—%	—%	9%	11%
Other institutional investors	13%	12%	12%	15%	17%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	74%	74%	72%	73%	74%
Personal loans - custom program	16%	15%	18%	18%	17%
Other - custom program (4)	10%	11%	10%	9%	9%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,795	$1,779	$1,740	$1,683	$1,608	(4)%	(10)%
Certificates	2,752	2,516	2,281	2,020	1,291	(36)%	(53)%
Secured borrowings	—	—	—	—	243	N/M	N/M
Whole loans sold	6,542	6,731	7,081	7,627	8,178	7%	25%
Loans invested in by the Company	28	27	49	175	593	N/M	N/M
Total	$11,117	$11,053	$11,151	$11,505	$11,913	4%	7%
Employees and contractors (5)	1,530	1,599	1,627	1,779	1,837	3%	20%
N/M Not meaningful.

(1)	Represents a non-GAAP measure. See ”Reconciliation of GAAP to Non-GAAP Measures.”

(2)
Beginning in the first quarter of 2017, contribution excludes stock-based compensation expense included in the sales and marketing and origination and servicing expense categories and adjusted EBITDA includes net interest revenue to capture the full spectrum of revenue we expect to generate. Beginning in the third quarter of 2017, contribution and adjusted EBITDA exclude (income) loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation. Additionally, beginning in the fourth quarter of 2017, adjusted EBITDA excludes legal and regulatory expense related to outstanding legacy issues of $80.25 million.

(3)
Beginning in the third quarter of 2017, the Company introduced “LendingClub structured programs” as a new line item presented to separately show the percentage of loan originations funded by the Company.

(4)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.
(5)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In millions, except percentages)
(Unaudited)

						December 31, 2017
	Three Months Ended					% Change
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	Q/Q	Y/Y
Select Balance Sheet Information (at end of period):
Cash and cash equivalents	$516	$534	$539	$384	$402	5%	(22)%
Securities available for sale	$287	$247	$225	$219	$118	(46)%	(59)%
Total	$803	$781	$764	$603	$520	(14)%	(35)%
Loans held for investment (1)	$4,295	$4,012	$3,778	$3,402	$2,932	(14)%	(32)%
Loans held for investment by the Company (1)	$17	$15	$19	$12	$361	N/M	N/M
Loans held for sale (1)	$—	$—	$—	$92	$—	(100)%	N/M
Loans held for sale by the Company (1)	$9	$9	$36	$174	$236	36%	N/M
Notes, certificates and secured borrowings	$4,321	$4,034	$3,806	$3,516	$2,955	(16)%	(32)%

Total assets	$5,563	$5,232	$5,029	$4,753	$4,641	(2)%	(17)%

Total equity	$976	$972	$984	$1,000	$928	(7)%	(5)%
N/M Not meaningful.

(1)
In the fourth quarter of 2017, the Company disaggregated “Loans” to separately present “Loans held for investment” and “Loans held for investment by the Company.” Additionally, the Company separately reported “Loans held for sale by the Company” from “Loans held for sale.” Prior period amounts have been reclassified to conform to current period presentation.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2016	December 31, 2017
Contribution reconciliation:
Consolidated net loss	$(32,269)	$(29,844)	$(25,444)	$(6,659)	$(92,098)	$(145,969)	$(154,045)
Engineering and product development expense	32,522	35,760	35,718	32,860	37,926	115,357	142,264
Other general and administrative expense	56,740	43,574	52,495	46,925	48,689	207,172	191,683
Class action litigation settlement	—	—	—	—	77,250	—	77,250
Goodwill impairment	—	—	—	—	—	37,050	—
Stock-based compensation expense	3,967	3,715	3,321	2,640	2,782	11,705	12,458
Income tax (benefit) expense	(224)	(40)	(52)	13	711	(4,228)	632
(Income) Loss attributable to noncontrolling interests	—	—	(10)	129	91	—	210
Contribution (1)	$60,736	$53,165	$66,028	$75,908	$75,351	$221,087	$270,452
Total net revenue	$130,522	$124,482	$139,573	$154,030	$156,455	$500,812	$574,540
Contribution margin (1)	46.5%	42.7%	47.3%	49.3%	48.2%	44.1%	47.1%
Adjusted EBITDA reconciliation:
Consolidated net loss	$(32,269)	$(29,844)	$(25,444)	$(6,659)	$(92,098)	$(145,969)	$(154,045)
Acquisition and related expense (2)	294	293	56	—	—	1,174	349
Depreciation and impairment expense:
Engineering and product development	6,134	7,794	8,483	9,026	11,487	20,906	36,790
Other general and administrative	1,213	1,298	1,305	1,246	1,281	4,216	5,130
Amortization of intangible assets	1,161	1,162	1,057	1,034	1,035	4,760	4,288
Legal and regulatory expense related to legacy issues (3)	—	—	—	—	80,250	—	80,250
Goodwill impairment	—	—	—	—	—	37,050	—
Stock-based compensation expense	22,811	19,498	19,088	16,106	16,291	69,201	70,983
Income tax (benefit) expense	(224)	(40)	(52)	13	711	(4,228)	632
(Income) Loss attributable to noncontrolling interests	—	—	(10)	129	91	—	210
Adjusted EBITDA (1)	$(880)	$161	$4,483	$20,895	$19,048	$(12,890)	$44,587
Total net revenue	$130,522	$124,482	$139,573	$154,030	$156,455	$500,812	$574,540
Adjusted EBITDA margin (1)	(0.7)%	0.1%	3.2%	13.6%	12.2%	(2.6)%	7.8%

(1)
Beginning in the first quarter of 2017, contribution and adjusted EBITDA include interest revenue to capture the full spectrum of revenue the Company expects to generate. Beginning in the third quarter of 2017, contribution and adjusted EBITDA exclude (income) loss attributable to noncontrolling interests. Prior period amounts have been reclassified to conform to the current period presentation.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions, including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(3)	Includes class action litigation settlement expense and expense related to regulatory matters.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2016	December 31, 2017
Adjusted net loss reconciliation:
LendingClub net loss	$(32,269)	$(29,844)	$(25,454)	$(6,530)	$(92,007)	$(145,969)	$(153,835)
Acquisition and related expense (1)	294	293	56	—	—	1,174	349
Stock-based compensation expense	22,811	19,498	19,088	16,106	16,291	69,201	70,983
Amortization of acquired intangible assets	1,161	1,162	1,057	1,034	1,035	4,760	4,288
Legal and regulatory expense related to legacy issues (2)	—	—	—	—	80,250	—	80,250
Goodwill impairment	—	—	—	—	—	37,050	—
Income tax (benefit) expense	(114)	—	—	—	—	(4,118)	—
Adjusted LendingClub net loss	$(8,117)	$(8,891)	$(5,253)	10,610	$5,569	$(37,902)	$2,035
Adjusted EPS - diluted	$(0.02)	$(0.02)	$(0.01)	$0.03	$0.01	$(0.10)	$0.00
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (3)	395,877	400,309	406,677	412,779	416,005	387,762	408,996
Other dilutive equity awards (4)	—	—	—	—	—	—	—
Non-GAAP diluted shares	395,877	400,309	406,677	412,779	416,005	387,762	408,996

(1)
Represents amounts related to costs for due diligence related to past business acquisitions, including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Includes class action litigation settlement expense and expense related to regulatory matters

(3)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(4)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net loss per share as their impact would have been anti-dilutive, but are included in adjusted net loss per share as the impact was dilutive.